EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (Thousands Except Per Share Amounts)

                                      Three Months Ended   Nine Months Ended
                                         December 31          December 31
                                        1994      1993       1994      1993

Primary Earnings Per Share
Net income (loss)                     $ 1,362    $ 4,922   $ 5,778    $(4,881)
Preferred stock dividends                                        2          2

                                      $ 1,362    $ 4,922   $ 5,776    $(4,883)

Shares outstanding
  Weighted average common shares       12,331     12,441    12,359     12,451
  Net common shares issuable on                    Anti-                Anti-
    exercise of stock options                    dilutive        1    dilutive

  Average common shares outstanding
    as adjusted                        12,331     12,441    12,360     12,451

Primary earnings (loss) per share        $.11       $.40      $.47      $(.39)


Fully Diluted Earnings Per Share
Net income                              1,362        A       5,778        A
Interest on convertible debentures,                  n                    n
  net of applicable income taxes           (7)       t           8        t
                                        1,355        i       5,786        i
                                                     d                    d
                                                     i                    i
Shares outstanding                                   l                    l
  Average common shares as adjusted                  u                    u
    for primary computation            12,331        t      12,360        t
  Common shares issuable if the                      i                    i
    preferred stock and convertible                  v                    v
    debentures were converted at                     e                    e
    the beginning of the year              22                   41
  Additional common shares issuable
    on exercise of stock options                                 1
  Average common shares outstanding
    as adjusted                        12,353               12,402

  Fully diluted earnings per share       $.11                 $.47



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